Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT

AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (the “Agreement”) is entered into effective as of July 15, 2022 (the “Effective Date”) by and among Celldex Therapeutics, Inc. (“Celldex”) and Shareholder Representative Services LLC (“SRS”), in its capacity as the Stockholders representative under the Merger Agreement (defined below) and on behalf of each of the Stockholders (defined below). Each of the aforementioned parties is to be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on November 1, 2016, the parties entered into that certain Agreement and Plan of Merger by and among Kolltan Pharmaceuticals, Inc., Celldex Therapeutics, Inc., Connemara Merger Sub 1 Inc., Connemara Merger Sub 2 LLC, and SRS, solely in its capacity as the stockholders representative (the “Merger Agreement”);

WHEREAS, pursuant to the terms of the Merger Agreement, Celldex agreed that upon certain enumerated milestones being met, payments would be made to an exchange agent for distribution to the stockholders of Kolltan Pharmaceuticals, Inc. at the time of the merger (the “Stockholders”);

WHEREAS, pursuant to the terms of the Merger Agreement, SRS was irrevocably authorized and appointed by each of the Stockholders to act on behalf of each of the Stockholders, with respect to, among other things, negotiating, litigating, settling, providing full and general releases, and compromising, on behalf of each such Stockholder, any dispute under, with respect to, or in any way connected with the Merger Agreement;

WHEREAS, in connection with a dispute under the Merger Agreement, Celldex filed a complaint in the Delaware Court of Chancery styled Celldex Therapeutics, Inc. v. Shareholder Representative Services, LLC, C.A. No. 2020-0682-MTZ, and SRS filed counterclaims (the “Litigation”);

WHEREAS, Celldex denies each and every claim and contention asserted against it in the Litigation and denies all allegations of breach, wrongdoing, fault, liability, or damage against it arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation;

WHEREAS, SRS denies each and every claim and contention asserted against it in the Litigation and denies all allegations of breach, wrongdoing, fault, liability, or damage against it arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation;

WHEREAS, the Parties now desire to settle all disputes between them without admissions of any kind, on the terms and conditions set forth herein;

WHEREAS on June 20, 2022, the Parties entered into a Binding Settlement and Term Sheet, which set forth certain terms of the Parties agreement to settle the Litigation; and

NOW THEREFORE, in consideration of the recitals, mutual promises, covenants, releases, and agreements contained herein, the Parties, intending to be bound, hereby covenant and agree as follows:

SECTION 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings1:

1.1            “Affiliate(s)” of a Party shall mean any and all Entities now or in the future and for so long as the following ownership and control exists, that: (i) owns or controls, directly or indirectly, the Party; (ii) are owned or controlled by, or under common control with, directly or indirectly, the Party; or (iii) are owned or controlled, directly or indirectly, by a parent company. For the purposes of the preceding sentence, “own or control” shall mean:

(a)	If the Entity has voting shares or other voting securities, ownership or control (directly or indirectly) of more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or other similar managing authority for such Entity; or

(b)	If the Entity does not have voting shares or other voting securities, ownership control (directly or indirectly) of more than fifty percent (50%) of the ownership interesting representing the right to make decisions for such Entity.

(c)	The possession, directly or indirectly, of the power to direct, influence, or cause the direction of the management or policies of a corporation or other Entity through a majority ownership of voting securities or contractually through majority voting rights.

1.2            “CDX-0159” means the antibody now under development by Celldex under IND 140159, also known as barzolvolimab, or any monoclonal antibody variant, derivative, predecessor, or modified version thereof that includes the same variable domains as CDX-0159.

1.3            “Claims” shall mean any and all claims, counterclaims, cross-claims, defenses, rights, demands, objections, debts, actions, causes of action, suits, matters, issues, damages, liabilities, costs, expenses (including but not limited to all claims for costs and attorneys’ fees), judgments, and losses of any kind and character whatsoever, whether arising under contract, at law, or in equity, and whether known or unknown, suspected or unsuspected, liquidated or unliquidated, asserted or unasserted, contingent or absolute, which have been, might have been, or could be suffered, sustained or asserted, directly or indirectly, by the Parties against each other, or any of them.

1.4            “Effective Date” shall have the meaning ascribed to it in the Preamble.

1        All capitalized terms that are not defined herein shall have the definition set forth in the Merger Agreement.

1.5            “Entity” shall mean a corporation, subsidiary, association, partnership, business trust, joint venture, limited liability company, proprietorship, unincorporated association, individual or other entity that can exercise intendent legal standing.

1.6            “Successful Completion” shall mean achievement of the primary or secondary study endpoints of a Phase II Clinical Trial, or other relevant results, as determined on the date that is the earlier of (A) three (3) months following the database lock for such Clinical Trial or (B) public disclosure of any results of such Clinical Trial, such that continued development of CDX-0159 is warranted on the basis of the use of Commercially Reasonable Efforts (as defined in the Merger Agreement).

1.7            “Surviving Company Product” shall have the same meaning as in the Merger Agreement except it shall include CDX-0159.

SECTION 2

PAYMENT

2.1            Pursuant to Section 12.08 of the Merger Agreement, all Milestone Payments (whether characterized as a Developmental Milestone, a Commercial Milestone, a Milestone related to TAM Partnerships, or otherwise), as defined in Section 1.08(b) of the Merger Agreement are superseded and amended in their entirety as follows:

(a)            Celldex shall pay $15,000,000 upon execution of the Agreement (the “Initial Payment”);

(b)            Celldex shall pay $15,000,000 upon the Successful Completion (as defined herein) of a Phase II Clinical Trial of CDX-0159, subject to and therefore reduced by the $2,500,000 million contractual credit as set forth in Section 1.08(b)(iii) Merger Agreement, meaning a payment of $12,500,000 would be due pursuant to this particular Milestone; and

(c)            Celldex shall pay $52,500,000 on the first United States Food and Drug Administration, or any successor organization, or European Medicines Agency, or any successor organization, Marketing Approval of a Surviving Company Product (as defined herein).

2.2            The Initial Payment set forth in Section 2.1 shall be in cash and shall be paid within three (3) business days of execution of the Agreement provided SRS delivers wiring instructions immediately upon execution to allow for timely payment. Any remaining payments shall be payable, at Celldex’s sole election, in either cash or Milestone Consideration Shares (as defined in the Merger Agreement) based on the Parent Stock Value (as defined in the Merger Agreement) and subject to the registration provisions (including, without limitation, the timeline in Section 5.06(b)) of the Merger Agreement, or a combination of the two.

2.3            For avoidance of doubt, all other provisions relating to payment of milestones contained in the Merger Agreement shall apply with respect to the replacement Milestone Payments enumerated in Section 2.1 above. These provisions include, without limitation, Sections 1.05 (to the extent applicable to Milestone Payments), 1.08 (except to the extent modified by this Agreement), 1.15, 5.06, 10.01, 12.02, 12.10, 12.11, and 12.15.

2.4            The Initial Payment is in no way an admission of wrongdoing on the part of Celldex, or an admission of any fact or matter by any Party, the same being expressly denied. Rather, the Initial Payment is made purely in good faith.

SECTION 3

RELEASE OF CLAIMS

3.1            Upon the Effective Date of the Agreement, Celldex, on behalf of itself and each of its present and former members, subsidiaries, affiliates, directors, officers, employees, agents, administrators, insurers, attorneys, advisors, successors, heirs, assigns, devisees, executors, conservators, personal representatives, and any person they represent and any person claiming by or through any of the foregoing, hereby releases, remises, acquits, and forever discharges SRS, in its capacity as Stockholders representative under the Merger Agreement and on behalf of each of the Stockholders, and each of SRS’s and the Stockholders’ present and former members, subsidiaries, affiliates, directors, officers, employees, agents, administrators, insurers, attorneys, advisors, successors, heirs, assigns, devisees, executors, conservators, personal representatives, and any person they represent and any person claiming by or through any of the foregoing, of and from any and all Claims in consequence of, arising out of, or in any way relating to the Merger Agreement, including but not limited to, all claims relating to the Milestone Payments and all claims that were or could have been brought in the Litigation.

3.2            Upon the Effective Date of the Agreement, SRS, in its capacity as Stockholders representative under the Merger Agreement and on behalf of each of the Stockholders, and each of SRS’s and the Stockholders’ present and former members, subsidiaries, affiliates, directors, officers, employees, agents, administrators, insurers, attorneys, advisors, successors, heirs, assigns, devisees, executors, conservators, personal representatives, and any person they represent and any person claiming by or through any of the foregoing, hereby releases, remises, acquits, and forever discharges Celldex, and its present and former members, subsidiaries, affiliates, directors, officers, employees, agents, administrators, insurers, attorneys, advisors, successors, heirs, assigns, devisees, executors, conservators, personal representatives, and any person they represent and any person claiming by or through any of the foregoing, of and from any and all Claims in consequence of, arising out of, or in any way relating to the Merger Agreement, including but not limited to, all claims relating to the Milestone Payments and all claims that were or could have been brought in the Litigation.

3.3            Through the releases in this Agreement, the Parties covenant not to institute or file any complaint, lawsuit, arbitration, charge, or other legal processing of any kind against the other concerning any Claims released or purported to be released under this Agreement with any local, state, federal, or national agency or court (whether in the United States or elsewhere) at any time hereafter.

3.4            The releases contemplated by this Agreement extends to claims that the Parties do not know or suspect to exist at the time of the release, which, if known, might have affected the Parties’ decision to enter into this Agreement. The Parties will be deemed to relinquish, to the extent it is applicable, and to the fullest extent permitted by law, the provisions, rights, and benefits of §1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

3.5            In addition, the Parties will be deemed to relinquish, to the extent they are applicable, and to the fullest extent permitted by law, the provisions, rights, and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable, or equivalent to §1542 of the California Civil Code. The Parties acknowledge that they may discover facts in addition to or different from those now known or believed to be true with respect to the settled claims, but that, except as otherwise express provided herein, it is the intention of the Parties to hereby completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts. The Parties warrant that they have read and understand §1542 of the California Civil Code and has had the opportunity to consult with and be advised by counsel regarding its meaning and effect.

3.6            Upon the Effective Date, Celldex shall be relieved of all obligations, including but not limited to other Milestone Payment obligations, under the Merger Agreement., except as set forth in Section 2 of this Agreement.

3.7            Within three (3) business days of the Exchange Agent receiving the Initial Payment, as defined in paragraph 2.1(a), the Parties shall take all actions necessary to dismiss the Litigation currently pending in the Delaware Court of Chancery, including by dismissing Celldex’s Complaint and SRS’s Counterclaims, respectively, with prejudice. The Parties shall bear their own attorneys’ fees and costs incurred in connection with the Litigation and negotiation and entry into this Agreement.

SECTION 4

DISPUTE RESOLUTION, GOVERNING LAW, AND CONSENT TO JURISDICTION

4.1            This Agreement and any and all matters arising directly or indirectly here from shall be governed by and construed in accordance with the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within the State of Delaware, without giving effect to conflict of law principles thereof that would result in the application of any other laws.

4.2            Any dispute arising out of or relating to this Agreement including but not limited to any legal proceedings to interpret, construe, or enforce any of the terms and provisions hereof, or for redress of any breach or alleged breach of the provisions hereof, or otherwise arising under this Agreement, shall be brought in accordance with Section 12.15 of the Merger Agreement.

4.3            Any and all notices, waivers, confirmations, demands, consents, or other communications required or desired to be given in connection with or pursuant to this Agreement shall be given in writing, including by email. If any Party (the “Noticing Party”) maintains that another Party (the “Breaching Party”) is in material breach of this Agreement, the Noticing Party shall provide written notice to the Breaching Party describing such breach, along with an opportunity for the Breaching Party to cure such breach within fourteen (14) calendar days of the date of receipt of the written notice. In the event that the alleged breach is not cured within such period, the Parties shall thereafter resolve such dispute in accordance with the provisions of Section 4.

Any written notice to Celldex under this paragraph shall be addressed to:

Celldex Therapeutics, Inc.

Attn: CEO

53 Frontage Road, Suite 220

Hampton, NJ 08827

amarucci@celldex.com

With a copy to:

Freddy Jiménez

Celldex Therapeutics, Inc.

53 Frontage Road, Suite 220

Hampton, NJ 08827

fjimenez@celldex.com

Kathleen McGee

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

kmcgee@lowenstein.com

Any written notice to SRS under this paragraph shall be addressed to:

Shareholder Representative Services LLC

Attn: Managing Director

950 17th Street, Suite 1400

Denver, CO 80202

deals@srsacquiom.com

With a copy to:

Phil Bowman

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

pbowman@cooley.com

SECTION 5

MISCELLANEOUS

5.1            Entire Agreement and Construction. This Agreement represents the sole and entire Agreement between the Parties and supersedes all prior Agreements, negotiations, and discussions between them and/or their respective counsel with respect to the subject matter covered hereby. The terms of this Agreement have been negotiated by the Parties, and the language of this Agreement shall not be construed in favor of or against any particular Party. The headings used herein are for reference only and shall not affect the construction of this Agreement.

5.2            Voluntary Execution. Each Party understands and agrees that it may be waiving significant legal rights by signing this Agreement, and represents that it has entered into this Agreement voluntarily, after consulting with its attorneys, with a full understanding of and in agreement with all of its terms.

5.3            No Challenges to Agreement. The Parties agree that they shall not take any action to: (i) obtain a determination that this Agreement, and the recitals, mutual promises, covenants, releases, and agreements contemplated hereby, are unlawful, illegal, or against public policy; (ii) challenge the validity or enforceability this Agreement; or (iii) allege that any of the terms and conditions set forth in this Agreement are unlawful in any other manner whatsoever.

5.4            Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the Parties hereto and their respective affiliates. For the avoidance of doubt, in the event of a change of control of either Party whether by merger, operation of law, transfer of a majority or more of their respective assets, or otherwise, this Agreement shall continue to benefit and obligate the other Party and any such successors.

5.5            Admissions and Third-Party Beneficiaries. This Agreement is a compromise of disputed Claims and shall not be deemed an admission of wrongdoing or liability by any Party of any claim, cause of action, or allegation made by or against any Party to this Agreement. No rights shall inure to any third-party, from the obligations, covenants, representations, warranties, and Agreements of the Parties made herein.

5.6            Further Assurances. At any time after the Effective Date, each Party agrees to execute and deliver such other documents, instruments, and writings and undertake such other actions as reasonably requested by another Party in order to carry out the purposes of this Agreement.

5.7            Severability. In the event that any provision in or obligation under this Agreement shall be invalid, illegal, or unenforceable, such provision shall be enforced to the fullest extent permitted by applicable law, and the validity, legality, or enforceability of other provisions in or obligations under this Agreement will not in any way be affected or impaired thereby and the remainder of this Agreement will continue in full force and effect and be enforceable to the fullest extent permitted by applicable law.

5.8            Amendment to Agreement. This Agreement and any provisions herein may be amended, modified, terminated, or waived only by an instrument in writing signed by all Parties. Any waiver by either Party of any breach of any kind or character whatsoever by the other Party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other Party. For the avoidance of doubt, the Merger Agreement is amended by this Agreement to the extent specifically set forth herein.

5.9            No Other Representations and Non-Reliance. Neither Party nor any of their agents, employees or representatives have made any representation or warranty, express or implied, regarding the terms of this Agreement that are not explicitly set forth herein. Any other representations or warranties not contained in this Agreement are hereby expressly disclaimed by both parties. Further, the Parties expressly acknowledge and agree that neither party nor any of their agents, employees, or representatives is relying on any other representation or warranty of any party or their agents, employees or representatives, including the accuracy or completeness of any other representations and warranties, whether express or implied, except as expressly set forth in this Agreement.

5.10            Each of the Parties represents, warrants and agrees that (i) it has all requisite power and authority to execute and deliver this Agreement and to take the actions contemplated by this Agreement, (ii) it has taken all necessary action to authorize the execution, delivery and performance of this Agreement, (iii) the Agreement constitutes a legal, valid and binding obligation of each of the Parties and (iv) the execution, delivery and performance of this Agreement by it will not result in any violation or be in conflict with its certificate of incorporation, partnership agreement or other governing document, by-laws or any agreement, order, judgment, decree, statute, rule or regulation applicable to it.

5.11            The Parties expressly agree that any breach or threatened breach of this Agreement will result in irreparable harm to the non-breaching Party and that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by any Party or any of its representatives. A Party shall be entitled to equitable relief, including, without limitation, injunctive relief, to prevent breaches or threatened breaches of the provisions of this Agreement by any Party or any of its representatives, without the necessity of proving actual damages or the posting of any bond, and specific performance, as a remedy of any such breach or threatened breach.

5.12            SRS hereby acknowledges and agrees on behalf of the Stockholders that each Stockholder is solely responsible for his, her, or its own tax obligations of any kind or nature, local, state or federal, including interest and penalties, if any, that may arise as a consequence of payments made pursuant to this Agreement.

5.13            The Parties acknowledge that the settlement and release contemplated hereby is a compromise of disputed Claims and that nothing herein shall be construed as an admission of any liability, wrongdoing, error or omission on the part of any Party. By entering into this Agreement, no Party makes any admission that it has engaged, or is now engaging, in any improper, unlawful or inequitable conduct.

5.14            Counterparts. This Agreement may be signed in counterparts, which separate signature pages taken together shall constitute the Agreement. Signatures to this Agreement may be made and evidenced by original, photocopy, facsimile, or electronic signatures.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date, the latest date of execution and delivery by any of the Parties below.

DATED this 15th day of July, 2022

CELLDEX THERAPEUTICS, INC.

/s/ Anthony Marucci
By:	Anthony Marucci
Title:	President and CEO

DATED this 15th day of July, 2022

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the stockholders representative

/s/ Casey McTigue
By:	Casey McTigue
Title:	Managing Director